Exhibit 99.1

For investor relations information, contact:
EF Johnson Technologies, Inc.
Jana Ahlfinger Bell, 972.819.0700

e-mail: jbell@efji.com

EF Johnson Technologies Announces Third Quarter 2008 Results

Reports Quarterly Revenues of $34.5 million, Gross Margin of 37%, and $0.4 million in Third Quarter Net Income

Irving, TX – October 29, 2008 – EF Johnson Technologies, Inc. (NASDAQ: EFJI), a leading provider of secure wireless solutions, today announced its results for the quarter ended September 30, 2008.  Revenues were $34.5 million, gross margin was 37% and net income was $0.4 million or $0.02 per diluted share, for the three months ended September 30, 2008.

“This quarter’s financial performance reflects actions taken earlier this year to improve our product line, improve margins, and reduce costs; a continuing effort to focus the company on profitability in 2008,” said Michael E. Jalbert, chairman and chief executive officer.  “Additionally, our third quarter order performance was strong with several strategic wins, including:

•                  a $48.0 million contract from the U.S. Navy to test and implement a Navy-wide Virtual Perimeter Monitoring System (NVPMS) under which we have received task orders totaling $19.0 million to date;

•                  an order valued at $3.8 million from a US Department of Defense (DoD) customer to develop an advanced security and encryption solution;

•                  an order from the City of Norfolk to provide a secure video surveillance solution featuring military grade encryption that is FIPS 140-2 Validated;

•                  multiple state and local orders totaling $7 million; and

•                  several orders for the federal Departments of Defense and Homeland Security.”

Revenues increased $0.8 million, or 2%, to $34.5 million, as compared to last year’s third quarter revenues of $33.7 million.  Additionally, gross profit increased $3.0 million, or 31%, to $12.6 million in the three months ended September 30, 2008, from $9.6 million for the same period in 2007.  Gross profit as a percentage of revenues (“Gross Margin”) was 37% for the three months ended September 30, 2008, versus 29% for the same period a year ago.  The improved Gross Margin in the three months ended September 30, 2008 was primarily due to favorable margins associated with revenues from products delivered in the third quarter of 2008, coupled with cost reduction programs, as compared to the lower margins achieved from the large deliveries against Department of Defense contracts in 2007.

Operating expenses declined $1.3 million, or 9%, to $11.9 million in the third quarter of 2008, as compared to last year’s third quarter of $13.2 million, primarily due to cost reduction programs put in place in the first quarter of 2008 associated with the integration of our businesses.

Net income was $0.4 million, or $0.02 per diluted share, for the three months ended September 30, 2008, as compared to net loss of $3.4 million, or $0.13 per share, for the same period last year. Net income was higher in the third quarter of 2008 due to the improvement in gross profit together with a lower operating expense structure.

For the nine months ended September 30, 2008, revenues decreased $29.0 million, or 22%, to $101.0 million, as compared to $130.0 million for the nine months of 2007. The lower year to date revenues compared with the prior year are due to the cumulative shipments against the large DoD contract shipped in the first nine months of 2007, not replicated in 2008.  Net loss for the first nine months of 2008 was $0.7 million as compared to net income of $0.1 million for the first nine months of 2007. Loss per share for the first nine months of 2008 was $0.03 per share as compared to breakeven earnings per share for the same period in 2007.

The Company recorded non-cash expenses of $5.2 million for the first nine months of 2008 related to $1.7 million of stock based compensation and $3.4 million of depreciation and amortization.

At September 30, 2008, the company had $6.2 million in cash, compared with $15.6 million at December 31, 2007, reflecting cash used in operations.  The company had $2.0 million borrowings against its revolving credit facility at September 30, 2008. The use of cash was primarily due to delayed collection of certain receivables which was resolved subsequent to the end of the quarter.

Commenting on the Company’s business outlook, Mr. Jalbert said, “Although ongoing uncertainty surrounding the U.S. economy and federal government funding during an election year may impact purchasing decisions by key customers in the fourth quarter and into 2009, we remain cautiously optimistic.”

The Company’s management plans to discuss the financial results and provide an operational progress report on its investor call today at 3:30 p.m. (CDT).  The investor conference call will be available via live webcast on the EF Johnson Technologies Inc. website at www.efji.com under the tab “Investor Relations.”  Investors are advised to go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software.  The webcast will be archived for 60 days.

To participate by telephone, the domestic dial-in number is 877-407-8031 and the international dial-in number is 201-689-8031. Participants are urged to call in to the conference call at least 10 minutes prior to the start time.

About EF Johnson Technologies, Inc.

Headquartered in Irving, Texas, EF Johnson Technologies, Inc. focuses on innovating, developing and marketing the highest quality secure communications solutions to organizations whose mission is to protect and save lives. The Company’s customers include first responders in public safety and public service, the federal government, and industrial organizations. The Company’s products are marketed under the EFJohnson, 3e Technologies International, and Transcrypt International brand names. For more information, visit http://www.efji.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the level of demand for the company’s products and services, increased competition, reliance on contract manufacturers, the timely procurement of necessary manufacturing components, implementation of application software,  successful integration of the system components, dependence on continued funding of governmental agency programs, general economic and business conditions, and other risks detailed in the company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2007 and in the company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release and the company’s undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

EF JOHNSON TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended September 30, 2008 and 2007

(Unaudited and in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues	$34,500	$33,715	$100,969	$129,959
Cost of sales	21,872	24,065	66,284	89,305
Gross profit	12,628	9,650	34,685	40,654

Operating expenses:
Research and development, net of reimbursements	3,559	3,929	6,935	11,504
Sales and marketing	3,275	3,163	9,689	10,288
General and administrative	4,756	5,699	16,862	17,537
Amortization of intangibles	357	407	1,170	1,202
Total operating expenses	11,947	13,198	34,656	40,531
Income (loss) from operations	681	(3,548)	29	123

Interest income (expense), net	(259)	33	(707)	12
Income (loss) before income taxes	422	(3,515)	(678)	135

Income tax benefit (expense)	—	137	—	(22)
Net income (loss)	$422	$(3,378)	$(678)	$113

Net income (loss) per share – Basic	$0.02	$(0.13)	$(0.03)	$—
Net income (loss) per share – Diluted	$0.02	$(0.13)	$(0.03)	$—
Weighted average common shares – Basic	26,121,544	26,035,933	26,088,648	26,032,312
Weighted average common shares – Diluted	26,687,013	26,035,933	26,088,648	26,397,343

EF JOHNSON TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2008 and December 31, 2007

(Unaudited and in thousands, except share and per share data)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:

Cash and cash equivalents	$6,241	$15,636
Accounts receivable, net of allowance for returns and doubtful accounts of $1,890 and $1,642, respectively	32,097	21,345
Receivables - other	5,218	6,944
Cost in excess of billings on uncompleted contracts	3,241	3,275
Inventories	33,663	33,871
Prepaid expenses	1,171	1,109
Total current assets	81,631	82,180

Property, plant and equipment, net	6,397	7,096
Restricted cash	2,012	—
Goodwill	20,040	20,040
Other intangible assets, net of accumulated amortization	12,651	13,821
Other assets	215	352
TOTAL ASSETS	$122,946	$123,489
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Revolving line of credit	$2,000	$—
Current portion of long-term debt obligations	9	8
Accounts payable	11,476	13,411
Accrued expenses	9,636	11,232
Billings in excess of cost on uncompleted contracts	289	221
Deferred revenues	817	1,010

Total current liabilities	24,227	25,882
Long-term debt obligations, net of current portion	15,008	15,015
Deferred income taxes	1,489	1,489
Other liabilities	675	737
TOTAL LIABILITIES	41,399	43,123
Stockholders’ equity:

Preferred stock ($0.01 par value; 3,000,000 shares authorized; none issued)	—	—
Common stock ($0.01 par value; 50,000,000 voting shares authorized, 26,273,240 and 26,210,232 issued and outstanding as of September 30, 2008 and December 31, 2007, respectively)	262	262
Additional paid-in capital	155,162	153,356
Accumulated other comprehensive loss	(657)	(710)
Accumulated deficit	(73,220)	(72,542)

TOTAL STOCKHOLDERS’ EQUITY	81,547	80,366

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$122,946	$123,489

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